UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material Pursuant to § 240.14a-12

PENWEST PHARMACEUTICALS CO.
(Name of Registrant as Specified In Its Charter)

TANG CAPITAL PARTNERS, LP
TANG CAPITAL MANAGEMENT, LLC
KEVIN C. TANG
PERCEPTIVE LIFE SCIENCES MASTER FUND LTD.
PERCEPTIVE ADVISORS LLC
JOSEPH EDELMAN
ANDREW D. LEVIN, M.D., PH.D.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On June 1, 2009, Kevin C. Tang, Managing Director of Tang Capital Partners, LP, sent the following letter to certain brokers, financial advisors and shareholders of Penwest Pharmaceuticals Co.:

Date: June 1, 2009
To: All Brokers, Financial Advisors, and Shareholders
Re: Penwest Pharmaceuticals Co. (PPCO)

All,

Tang Capital Partners, LP and its affiliates (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”) are the two largest shareholders of Penwest
Pharmaceuticals Co. (“Penwest” or the “Company”) and together own approximately 42% of the Company’s outstanding common stock.

We have initiated a proxy contest for board representation and have sponsored three (3) very important shareholder proposals that we need to discuss with you and your clients.

Unfortunately, our ability to communicate with fellow shareholders directly has been significantly hampered by the Company’s refusal to obtain key shareholders lists even though we have requested that they do so.

It is imperative that we have the opportunity to speak with you and your clients about our solicitation efforts. Please contact me anytime, regardless of when. My information is below.

Kevin C. Tang, Managing Director
Tang Capital Management, LLC
4401 Eastgate Mall
San Diego, CA 92121
(858) 200-3830 Office
Email: kevin@tangcapital.com
www.penwestchange.com

Since the annual meeting is approaching quickly, please contact me ASAP.

Thank you very much for your time. I look forward to speaking with you

Sincerely,

Kevin C. Tang